PURCHASE AGREEMENT - OWNERSHIP INTERESTS

The undersigned, TPG, L.L.C., a Louisiana limited liability company (“Seller”), is the owner of all right, title and interest in 49 shares of common stock of Assured Pharmacies, Inc. (the “Company”), a Louisiana corporation, which equates to 49% of the total issued and outstanding common stock of the Company (the “Ownership Interests”). The Effective Date of this Agreement shall be December 15, 2006.

In consideration of the premises and the mutual covenants and conditions herein contained, Seller hereby agrees with Assured Pharmacy, Inc., a Nevada corporation (“Buyer”) as follows:

1. Agreement to Sell and Purchase Ownership Interests. Seller hereby sells to Buyer, and Buyer hereby purchases from Seller, upon the terms and conditions hereinafter set forth, the Ownership Interests for consideration consisting of:

    (A)  50,000 restricted shares of the Buyer’s common stock (“Shares”). The Shares shall be restricted for a period of not more than one (1) year from the date such Shares are transferred to Seller;

    (B)  The sum of $460,000 payable as follows:

(i)	$15,000 payable on or before December 15, 2006;

(ii)	Eleven (11) consecutive monthly installments of $5,000 payable on or before the 15th of each month commencing in January 2007 through November 2007;

(iii)	Fourteen (14) consecutive monthly installments of $15,000 payable on or before the 15th of each month commencing in December 2007 through January 2009; and

(iv)
$180,000 payable together with interest at the rate of prime plus 2% per annum commencing from the date of this Purchase Agreement payable on or before February 15, 2009. Interest shall accrue as of the effective date of this Agreement, which shall be the date first stated above.

The Buyer shall execute a promissory note (“Note”) in favor of Seller evidencing the obligations specified in Section 1(B) hereof. The Note is attached hereto as Exhibit A, made a part of this Agreement, and is incorporated herein by reference. The Buyer shall have to option to prepay some or all of the agreed upon consideration without incurring any penalty. Payment shall be made by check payable to TPG, L.L.C. and shall be transmitted by Buyer via overnight courier for delivery not later than the 15th day of the month and addressed to:

TPG, L.L.C.
C/O James P. Kovata
Sullivan, Stolier & Resor (A Professional Law Corporation)
909 Poydras Street, Suite 2600
New Orleans, Louisiana 70112-4000

If the 15th day of the month shall fall on a weekend or a legal holiday observed by the United States Government, then such payment must be received by the first business day following the weekend or legal holiday. Payment shall be deemed received upon the date it is actually received at the above referenced address, as long as such check is not returned to Seller as being not payable. In the event the check is returned as being not payable, or in the event such check is not received at the referenced address within five (5) days after it is due, Purchaser shall pay (without demand or notice) a late fee in the amount of five percent (5%) of the payment that is overdue.

2. Conditions Precedent to Buyer’s Obligation to Purchase. The Buyer’s obligation to purchase the Ownership Interests and take other actions required by this Purchase agreement is subject to the each of the following conditions:

    (A)  The resignation of A.J. LaSota as the Company’s President/C.E.O. and as a manager and/or member of the Company’s board of directors, and

    (B)  The resignation of William Davis as a manager and/or member of the Company’s board of directors.

3. Security Agreement.

A. Buyer hereby pledges, grants a security interest in, mortgages, and collaterally assigns and transfers to Seller, as security for the performance in full when due of all obligations and the payment of all indebtedness contained herein and in the Note, all of Buyer’s right, title and interest in and to the Ownership Interests. Buyer shall hereby be deemed to have delivered to Seller the certificate evidencing ownership of the Ownership Interests after the Ownership Interest has been re-issued in the Buyer’s name pursuant to the sale addressed in Section 1 above (the “Ownership Interest Certificate”).

B. Upon complete satisfaction of the obligations contained herein and upon satisfaction of the Note, Seller shall promptly return to Buyer the Ownership Interest Certificate and any other documents evidencing ownership or rights to stock in the Company subsequently transferred to Seller pursuant to this Agreement.

C. So long as Buyer is not in default of the Note or this Agreement, Buyer shall retain all voting rights with respect to the Ownership Interest. In the event of default of the Note or this Agreement, Seller shall have the right to vote the Ownership Interest and to exercise any and all additional corporate rights which a shareholder of the Company may exercise; provided however, that under no circumstances shall Buyer amend the Company’s articles of incorporation or otherwise change the Company’s state of incorporation.

D.  Buyer and Seller’s rights and duties with regard to the Security Agreement granted herein, including, but not limited to, the parties’ rights and duties in the event of Buyer’s default under the Note or this Agreement, shall be governed by Article 9 of the Uniform Commercial Code.

E. Purchaser represents and warrants that, under no circumstances, shall Purchaser subject the Ownership Interests in the Company to any form of security agreement whatsoever other than the security interest granted to Seller under the terms of this Agreement.

4. Seller's Representations and Warranties. Seller hereby represents and warrants that Seller has legal title to the Ownership Interest, free and clear of all liens, pledges, or encumbrances of any kind, nature, or description, with full and unrestricted legal power, authority, and right to enter into this Purchase and Sale Agreement (“Agreement”), to transfer and deliver the Ownership Interest to Buyer pursuant hereto.  Hereafter, Buyer will be the owner of the Ownership Interest and receive legal title to such Ownership Interest, free and clear of all liens, claims, pledges, or encumbrances of any kind, nature, or description, excepting only those restrictions contained in the Bylaws and Articles of Incorporation.  Seller does not retain any further right, title or interest in the Company whatsoever, except as specified herein. Seller covenants and agrees to warrant and defend the title to the Ownership Interest sold and conveyed to Buyer against all adverse claims. With respect to Seller’s receipt of the Shares as consideration for the Ownership Interest, Seller further represents and warrants as follows:

(A)	An investment in the Buyer is highly speculative and only investors who can afford the loss of their entire investment should consider investing in the Buyer and the Shares;

(B)	Seller has such knowledge and experience in finance, securities, investments, and other business matters so as to be able to protect its interests in connection with this transaction;

(C)	Seller is an "Accredited Investor" as such term is defined in Rule 501 of Regulation D promulgated under the United States Securities Act of 1933, as amended.

(D)
Seller hereby acknowledges that this offering of Shares has not been reviewed by the United States Securities and Exchange Commission ("SEC") and that the Shares are being issued by the Company pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933 and that the stock certificate evidencing the Shares received by Seller will contain a legend in substantially the following form:

THE STOCK REPRESENTED BY THIS CERTIFICATE HAS BEEN ACQUIRED FOR INVESTMENT AND HAS NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY APPLICABLE STATE SECURITIES LAWS.  WITHOUT SUCH REGISTRATION, SUCH SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED AT ANY TIME WHATSOEVER UNLESS IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY REGISTRATION IS NOT REQUIRED FOR SUCH TRANSFER AND THAT SUCH TRANSFER WILL NOT BE IN VIOLATION OF THE APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR ANY RULE OR REGULATION PROMULGATED THEREUNDER.

(E)	Seller is acquiring the Shares as principal for Seller’s own benefit and with the intent to hold the same indefinitely for investment purposes and not with a view to resale or distribution;

(F)	Seller is not aware of any advertisement of the Shares.

Seller’s representations, warranties, and duties contained in the Agreement shall survive the execution and delivery hereof and the delivery of Shares and Ownership Interest.

     5.  Buyer’s Representations and Warranties.  Buyer represents and warrants to the Seller that:

(A)   Buyer is a corporation duly organized, existing and in good standing under the laws of the State of Nevada and has the corporate power to conduct the business which it conducts and proposes to conduct.

(B)    Upon issue, the Shares will be duly and validly issued, fully paid and non-assessable common shares in the capital of the Buyer.

6. Mutual Release.  Except with respect to the terms and conditions contained in this Agreement, Seller hereby releases, remises, acquits and forever discharges Buyer, and Buyer hereby releases, remises, acquits and forever discharges Seller, and their related or controlled entities, and all of their directors, officers, members, managers, partners, employees, servants, attorneys, assigns, heirs, successors, agents and representatives, past and present, and the respective successors, executors, administrators and any legal and personal representatives of each of the foregoing, and each of them, from any and all claims, demands, actions, causes of action, debts, liabilities, rights, contracts, obligations, duties, damages, costs, expenses or losses, of every kind and nature whatsoever, and by whomever asserted, whether at this time known or suspected, or unknown or unsuspected, anticipated or unanticipated, direct or indirect, fixed or contingent, or which may presently exist or which may hereafter arise or become known, in law or in equity, in the nature of an administrative proceeding or otherwise, for or by reason of any event, transaction, matter or cause whatsoever. The parties, and each of them, hereby further acknowledge and agree that the nature, extent and results of any claims of either of the parties against the other party may not now be known, anticipated or fully appreciated, but that the parties have entered into this Agreement in consideration of and in reliance upon the release provisions herein extending to claims which are presently not known or suspected to exist at the time of the execution of this Agreement. It is understood by the Buyer and the Seller (individually, each a “Party” and collectively, the “Parties”) that the facts with respect to which the foregoing release is given may hereafter turn out to be other than or different from the facts now known to a Party or the Parties or believed by a Party or the Parties to be true, and each Party therefore expressly assumes the risk of the facts turning out to be so different and agrees that the foregoing release shall be in all respects effective and not subject to termination or rescission by any such difference in facts.

7. General. This Agreement shall bind and inure to the benefit of Seller, Buyer, and their respective successors and assigns. The terms and provisions of this Agreement may not be modified or amended, or any of the provisions hereof waived except, in the case of modification and amendment, pursuant to the written consent of the parties to this Agreement, and, in the case of waiver, pursuant to a writing by the party so waiving. This Agreement constitutes the entirety of the agreement between the parties. This Agreement may be executed by one or more of the parties on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument; in making proof of this Agreement, it shall not be necessary to produce or account for more than one counterpart thereof executed by the party to be charged. Section headings in this Agreement are for convenience of reference only.

Dated this 12th day of December, 2006.

Assured Pharmacy, Inc. (“Buyer”) /s/ Robert DelVecchio by: Robert DelVecchio its: Chief Executive Officer	TPG, L.L.C. (“Seller”) /s/ William Davis by: William Davis its: Manager

PROMISSORY NOTE

$460,000	December 15, 2006

FOR GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFCIENCY OF WHICH IS ACKNOWLEDGED, Assured Pharmacy, Inc. ("Maker") hereby promises to pay to the order of TPG, L.L.C. ("Holder") at Las Vegas, Nevada, or at such other place as Holder shall designate, the sum of Four Hundred Sixty Thousand Dollars ($460,000) payable as follows:

(i)	$15,000 payable on or before December 15, 2006;

(ii)	Eleven (11) consecutive monthly installments of $5,000 payable on or before the 15th of each month commencing in January 2007 through November 2007;

(iii)	Fourteen (14) consecutive monthly installments of $15,000 payable on or before the 15th of each month commencing in December 2007 through January 2009; and

(iv)
$180,000 payable together with interest at the rate of prime as reported in the Wall Street Journal plus 2% per annum commencing from the date of this Purchase Agreement payable on or before February 15, 2009. Interest shall accrue as of the effective date of this Agreement, which shall be the date first stated above

In the event of Maker’s failure to pay when due any amount of principal under this Note, Maker shall be in default hereunder when and if such failure is not cured in full within thirty (30) days following delivery of written notice thereof from Holder to Maker.  The total unpaid principal balance under this Note shall, at the option of the Holder, become due and payable in full in the event that Maker fails to pay any past-due amount of principal under this Note within thirty (30) days following delivery of written notice as set forth above.

This Note may be prepaid, in whole or in part, at any time and without penalty.

The obligations of Maker under this Note are secured by a first lien and security interest in all of Maker’s right, title and interest the assets of Maker as more particularly described in that certain Security Agreement, executed and delivered contemporaneously herewith.

Maker hereby acknowledges that, notwithstanding any agreement securing this Note, this Note shall not be considered a “non-recourse” obligation.

Interest shall be computed on the basis of a 365-day year or 366-day year as applicable, and actual days lapsed. Maker shall have the privilege of prepaying the principal under this Note in whole or in part, without penalty or premium at any time. All payments hereunder shall be applied first to interest, then to principal.

All parties to this Note hereby waive presentment, dishonor, notice of dishonor and protest. All parties hereto consent to, and Holder is hereby expressly authorized to make, without notice, any and all renewals, extensions, modifications or waivers of the time for or the terms of payment of any sum or sums due hereunder, or under any documents or instruments relating to or securing this Note, or of the performance of any covenants, conditions or agreements hereof or thereof or the taking or release of collateral securing this Note. Any such action taken by Holder shall not discharge the liability of any party to this Note.

HOLDER TPG, LLC By: ____________________ Its: ____________________	MAKER Assured Pharmacy, Inc. By: Robert DelVecchio Its: Chief Executive Officer